EXHIBIT 10.1

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (this "Agreement"), entered into as ofAugust 12, 2005, between EVCI Career Colleges Holding Corp. ("EVCI") and Dr. Arol I. Buntzman ("Chairman").

            EVCI and Chairman entered into an Employment Agreement dated as of January 1, 2003. That agreement was deemed amended by board resolution to increase Chairman's salary, effective January 1, 2004, and amended thereafter by letter agreement dated March 31, 2005 to increase Chairman's salary and to set forth the terms of an annual cash bonus and, an annual option grant bonus, each based on increases in EVCI's income from operations. On August 12, 2005, EVCI's board of directors (the "Board"), with Chairman's consent, authorized the further amendment of Chairman's Employment Agreement to substantially reduce and cap the amount of his cash bonus, and to limit the measuring period thereof to 2005 over 2004, and, in consideration of such reduction and limitations, to make a restricted stock award that would be subject to forfeiture, in whole or in part, if EVCI's income from operations increases in 2005 by less than 25% over 2004. This Agreement incorporates all of the amendments that are in effect as of August 12, 2005 and, as so amended, restates in full the text of the Chairman's Employment Agreement.

            In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT; DUTIES.

            1.1. EVCI hereby employs Chairman as its Chairman of the Board. In such capacity, Chairman shall report directly and solely to EVCI's Board. EVCI agrees to nominate Chairman and a designee of Chairman, reasonably acceptable to the Board, for election to the Board as a member of the management slate at each annual meeting of stockholders during Chairman's employment hereunder at which Chairman's and such designee's director class comes up for election. Chairman agrees to serve on the Board, if elected, and also to serve as the Chairman of the Board of Directors ("Interboro's Board") and Chancellor of Interboro Institute, Inc. ("Interboro"), if elected by Interboro's Board.

            1.2. Chairman agrees to perform and discharge such reasonable duties and responsibilities as are prescribed from time-to-time by the Board (and by Interboro's Board, if elected Chairman and Chancellor of Interboro) and as are appropriate for chairmen of corporations and chancellors of colleges with the financial, personnel and other resources that are similar to that of EVCI and Interboro. To that end, Chairman agrees to advise and assist the officers and directors of EVCI and Interboro in formulating and clarifying their vision and mission and establishing short and long term goals and with respect to

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leadership development, expansion, internally and by acquisition, strategic financial planning and capital raising activities. Chairman shall use his best efforts, and spend a minimum of three days per week, which need not be consecutive, in the performance of such duties and responsibilities. Chairman also agrees to coordinate the performance of such duties and responsibilities with EVCI's Chief Executive Officer and to refrain from being employed by or managing any other business.

      2. COMPENSATION.

            2.1. For his services pursuant to this Agreement, EVCI will pay Chairman a salary at the annual rate of $630,000 ("Salary"). The Salary may be increased from time-to- time as the Board determines. 2.2. EVCI will pay Chairman a cash bonus in 2006 of up to $330,000. In addition, as generally described herein and, in more detail in a separate agreement dated today, EVCI and the Chairman are confirming the terms of the award to the Chairman, under EVCI's Amended and Restated 2004 Incentive Stock Plan of a restricted stock bonus of 100,054 shares of EVCI's common stock, subject to forfeiture. Each such bonus is limited to and based on the increase in 2005 over 2004 in EVCI's consolidated income from operations (as defined in Section 2.4, "IFO") and is calculated as follows:

Increase in 2005 over 2004 IFO (1)                        25%            20%             15%         10%((2))
                                                          ---            ---             ---         --------
Cash bonus                                           $330,000       $247,500        $165,000          $82,500
Earned shares ((3))                                   100,054         75,041          50,027           25,014
Forfeited shares                                          -0-         25,013          50,027           75,041

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(1)   There is no proration if the percentage increase is more than one percentage target but less than the next.

(2)   There is no cash bonus and all shares are forfeited if less than 10%.

(3) Except to the extent necessary to sell earned shares to pay Chairman's income tax liability on his ordinary income equal to the market value of all of the shares earned, if and when earned, the earned shares cannot be sold until January 1, 2007.

            2.3 With respect to each year of the remaining term of this Agreement, EVCI will award an annual option grant bonus, under EVCI's incentive stock plan in effect, based on the percentage increase in IFO each fiscal year over the immediately preceding fiscal year, in accordance with the following:

                  (a) If the percentage increase in IFO is 25%, the number of shares covered by the option grant will be 288,032. If the percentage increase in IFO is more or less than 25%, the option grant will be adjusted by multiplying 288,032 by a fraction, the numerator of which is the percentage increase in IFO and the denominator of which is 25%.


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                  (b) Option grants earned with respect to a fiscal year shall be made promptly, but not less than 48 hours, after EVCI has publicly announced its audited results of operations for the fiscal year and the enrollment numbers for its schools for the spring semester of the immediately succeeding fiscal year. The options that are granted will vest over three years in equal annual installments and will otherwise be governed by EVCI's incentive stock plan in effect, and form of non-qualified stock option agreement in use pursuant to such plan, when the options are granted.

            2.4 "IFO" means EVCI's consolidated income from operations after having accrued and, therefore, expensed the full amount of all cash bonuses awarded or earned, including pursuant to this Agreement, and after having expensed the compensation cost of all outstanding options and stock awards, including as required by SFAS 123(R) for periods after EVCI is required to adopt SFAS 123(R). In computing income from operations for the comparison of 2005 to 2004, the results from operating the Pennsylvania School of Business, Inc. and any other acquisition made in 2005 shall be excluded.

      3. EMPLOYMENT TERM. The term of Chairman's employment (the "Employment Term"), unless sooner terminated as provided in Section 5, will end on December 31, 2007.

      4. BENEFITS, PAYMENTS AND WITHHOLDING.

            4.1. Chairman will be entitled to vacation of four weeks per year, and holidays and sick days in accordance with EVCI's policy, during which Chairman will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

            4.2. Chairman may participate, on the same basis and subject to the same qualifications applicable to other executive full time personnel of EVCI, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVCI provides with respect to its executive personnel. Chairman and his wife and dependent children shall be entitled to 100 percent reimbursement by EVCI of the portion of their medical and dental expenses not covered by insurance provided by EVCI. Notwithstanding the foregoing, EVCI shall provide Chairman, at EVCI's cost, with long-term disability and accidental death and dismemberment insurance covering him, that is reasonably acceptable to Chairman and the Board, and term life insurance coverage for the benefit of his designee(s) equal to three times his Salary. (All of the benefits to which Chairman is entitled under this Section 4.2 are collectively, the "Benefits").

            4.3. EVCI will pay or promptly reimburse Chairman, in accordance with EVCI's normal policies and procedures for its executive personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses (including cellular telephone and an automobile) incurred by Chairman in the performance of his duties hereunder.


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            4.4. EVCI will pay the Salary at the biweekly rate of $24,230.77 and shall withhold from the Salary, the Benefits and any other compensation provided to Chairman hereunder, all Federal, sate and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

      5. TERMINATION AND SEVERANCE BENEFITS.

            5.1. TERMINATION BY EVCI AND RESIGNATION BY CHAIRMAN. The Board may terminate Chairman's employment with EVCI, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without cause shall be effective upon 30 days prior written notice to Chairman. Chairman may voluntarily resign his employment with EVCI, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVCI.

            5.2. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR UPON RESIGNATION WITH GOOD REASON. If the Board terminates Chairman's employment hereunder for any reason other than Cause or Chairman's death or Permanent Disability (as defined in Section 5.5), or if Chairman voluntarily resigns his employment with EVCI with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination date"), then (a) Chairman shall be entitled to receive (i) the Salary and Benefits accrued prior to the Termination Date, (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Chairman prior to the Termination Date, and (iii) any bonus to which Chairman would be entitled under Section 2 as if the Employment Term ended on December 31 of the fiscal year in which his resignation or such termination occurred and (b) after the Termination Date, EVCI will also continue (i) to pay the Salary, in equal biweekly payments, to Chairman through the third anniversary of the Termination Date and (ii) continue for Chairman and his spouse and dependent children the health insurance coverage and medical and dental reimbursement referred to in Section 4.2 through the third anniversary of the Termination Date; provided, however, such Salary continuation shall terminate if, and when, Severance Payments are made to Chairman pursuant to the Change in Control Agreement dated February 11, 2003 between Chairman and EVCI, or any similar superseding agreement (the "CIC Agreement"). Chairman shall be under no duty to seek other employment following such Termination Date and any amounts earned by him in connection with such other employment shall not reduce or offset the amounts otherwise owing hereunder.

            5.3. COMPENSATION UPON RESIGNATION WITHOUT GOOD REASON OR UPON TERMINATION FOR CAUSE. If Chairman breaches this Agreement by voluntarily resigning his employment with EVCI without Good Reason or Chairman's employment is terminated by the Board for Cause, then Chairman shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Chairman prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVCI is waiving any remedy EVCI may have for breach by Chairman of this Agreement.


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            5.4. COMPENSATION UPON DEATH OR PERMANENT DISABILITY. If Chairman
dies or suffers a Permanent Disability, then EVCI will (i) promptly pay Chairman or his estate, in one lump sum, six months' Salary and (ii) continue for Chairman's spouse and dependent children (if Chairman has died) and for Chairman and his spouse and dependent children (if Chairman suffers a Permanent Disability), all of the Benefits that they were receiving at the time of his death or Permanent Disability, for 12 months after Chairman's death or Permanent Disability. In addition, EVCI will pay Chairman or his estate any bonus to which he would be entitled under Section 2, prorated according to the portion of the completed fiscal year prior to his death or Permanent Disability.

            5.5. DEFINITIONS.

                  "Cause." For purposes of this Agreement, EVCI shall have "Cause" to terminate the Employment Term upon (i) the determination by the Board that Chairman has ceased to perform his duties hereunder (other than as a result of his incapacity due to physical or mental incapacity), which cessation amounts to an intentional and extended breach or neglect of his duties or obligations hereunder, has had a material adverse effect on EVCI, and continues for five business days after written notice thereof is given to Chairman, or (ii) Chairman's conviction of a felony.

                  "Good Reason" means (i) a breach by EVCI of any of its material agreements contained herein and the continuation of such breach for five business days after notice thereof is given to EVCI or (ii) as a result of action taken by the Board, the assignment to Chairman of any duties inconsistent with the Chairman's status as the Chairman of EVCI or a substantial adverse alteration in the nature or status of Chairman's responsibilities. Good Reason does not include the death or Permanent Disability of Chairman.

                  "Permanent Disability" means the inability of Chairman to perform his duties hereunder, as a result of any physical or mental incapacity, for 45 consecutive days or 90 days during any twelve month period, as reasonably determined by the Board.

      6. COVENANT NOT TO COMPETE.

            6.1. Chairman agrees that for 18 months following termination of his employment with EVCI he will not, without EVCI's prior written approval, engage in any business activities, within 75 miles of any college, school or office operated by EVCI, that are competitive with any of the business activities then being conducted by EVCI.

            6.2. During the 18 months following termination of his employment with EVCI, Chairman shall not without the permission of EVCI, directly or indirectly, hire any employee of EVCI, or solicit or induce, or authorize any other person to solicit or induce, any employee of EVCI to leave such employ during the period of such employee's employment with EVCI or within six-months following such employee's termination of employment with EVCI.

            6.3. Section 6.1 and 6.2 shall not apply to a termination of Chairman's employment pursuant to Section 5.2 or the CIC Agreement.


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      7. COVENANT REGARDING CONFIDENTIALITY. All confidential information about the business and affairs of EVCI (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising program and plans) constitutes "EVCI Confidential Information." Chairman acknowledges that he will have access to, and knowledge of, EVCI Confidential Information, and that improper use or disclosure of EVCI Confidential Information by Chairman, whether during or after the termination of his employment by EVCI, could cause serious injury to the business of EVCI. Accordingly, Chairman agrees that he will forever keep secret and inviolate all EVCI Confidential Information which has or shall come into his possession and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVCI Confidential Information with any other person or organization, all for so long as EVCI Confidential Information is not generally known by, or accessible to, the public.

      8. GENERAL.

            8.1. This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

            8.2. The provisions set forth in Sections 6 and 7 shall survive termination of this Agreement. All references to EVCI in Section 6 and 7 include EVCI's subsidiaries and other affiliates, if any.

            8.3. This Agreement will extend to and be binding upon Chairman, his legal representatives, heirs and distributes, and upon EVCI, its successors and assigns regardless of any change in the business structure of EVCI, be it through spin-off, merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Chairman may not assign any of his duties or obligations hereunder.

            8.4. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Except for the CIC Agreement and any agreement pursuant to EVCI's incentive stock option plans, any and all prior agreements between the parties, written or oral, relating to Chairman's employment by EVCI are of no further force or effect.

            8.5. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

            8.6. All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVCI at its principal executive office and to Chairman at his home address as it appears in EVCI's personnel records.


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            8.7. The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorney fees and costs incurred in obtaining any such relief.

            8.8. The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

            8.9. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

            IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                  EVCI CAREER COLLEGES HOLDING CORP.


                                  By:      /S/ JOHN J. MCGRATH, PH.D.
                                           --------------------------
                                           John J. McGrath, Ph.D.
                                           CEO and President


                                           /S/ AROL I. BUNTZMAN, ED. D.
                                           --- ------------------------
                                           Arol I. Buntzman, Ed. D.